[KPMG LETTERHEAD]


          Independent Auditors' Report on Internal Accounting Controls


The Board of Trustees and Shareholders
Stagecoach Funds, Inc.:

In planning and performing our audits of the financial statements of the Arizona Tax-Free Fund, California Tax-Free Bond Fund, California Tax-Free Income Fund, Corporate Bond Fund, National Tax-Free Fund, Oregon Tax-Free Fund, Short-Intermediate U.S. Government Income Fund, Strategic Income Fund, U.S. Government Income Fund, and Variable Rate Government Fund (ten of the funds comprising Stagecoach Funds, Inc.) for the year ended June 30, 1999, except for the Strategic Income Fund, which is for the period from July 13, 1998 (commencement of operations) to June 30, 1999, we considered internal control, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Stagecoach Funds, Inc. is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 1999.

This report is intended solely for the information and use of the board of trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                        /s/ KPMG LLP

July 26, 1999